Exhibit 24(b)(8.33):  Sixth Amendment dated February 1, 2019, to the Service Agreement by and between Voya Retirement Insurance and Annuity Company, Voya Institutional Plan Services, LLC, Voya Financial Partners, LLC and American Funds Service Company.

SIXTH AMENDMENT TO SERVICE AGREEMENT

This Sixth Amendment (“Amendment”) by and between Voya Retirement Insurance and Annuity Company (“Voya Retirement”), Voya Institutional Plan Services, LLC (“Voya Institutional”), Voya Financial Partners, LLC (“Voya Financial”) (Voya Retirement, Voya Institutional and Voya Financial, collectively, “Provider”) and American Funds Service Company (“AFS”) is effective February 1, 2019.

WHEREAS, AFS and Provider have entered into a Service Agreement dated as of July 1, 2000, as amended on May 15, 2002; May 1, 2009; and May 4, 2012, August 29, 2014, May 30, 2017, (the “Agreement”) under which Provider acts as limited agent of AFS to receive and transmit instructions and confirmations regarding the purchase and redemption of shares of the American Funds by the Plans; and

WHEREAS, Provider performs certain administrative and/or recordkeeping functions for employer-sponsored retirement plans (“Plan” or “Plans”) invested in the American Funds; and

WHEREAS, on November 20, 2015, the Funds offered a new share class (Class R-5E) that became available to certain employer-sponsored retirement plans; and

WHEREAS, AFS and Provider desire to amend the Agreement to include Class R-5E and certain other changes;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties hereby agree as follows:

1.       Except as otherwise provided in this Amendment, the obligations of both Provider and AFS under the Agreement, as hereby amended, now include Class R-5E.

2.       The chart in paragraph 1(a) of Schedule A is deleted and replaced with the following:

Share Class	Annual Rate
Class A Shares	X.XX%
Class F-1 Shares	X.XX%
Class F-2 Shares	X.XX%
Class R-1 Shares	X.XX%
Class R-2 Shares	X.XX%
Class R-2E Shares	X.XX%
Class R-3 Shares	X.XX%
Class R-4 Shares	X.XX%
Class R-5E Shares	X.XX%
Class R-5 Shares	X.XX%
Class R-6 Shares	X.XX%

3.       The following provision is added to Schedule A of the Agreement:

With respect to Plans investing in Class R-5E shares and upon request, Voya shall provide AFS Plan related data, which does not include Plan name or Plan tax identification number, instead, Voya will use a case number for each Plan. Additionally, AFS may reduce or discontinue payments in respect of Class R-5E shares if AFS determines that the fees or any portion of the fees paid on Plan assets are used for services other than those described in this Agreement.

4.       All references to “Enhanced Services” are deleted and replaced with “services” in the Agreement.

5.       All other provisions of the Agreement remain in effect without change.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

AMERICAN FUNDS SERVICE COMPANY
By: /s/ Verne’t D. Hatcher
Name: Verne’t D. Hatcher
Title: Vice President
Date: March 12, 2019

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY
By: /s/ Scott Stevens
Name: Scott Stevens
Title: Vice President
Date: March 1, 2019

VOYA FINANCIAL PARTNERS, LLC
By: /s/ Scott Stevens
Name: Scott Stevens
Title: Vice President
Date: March 1, 2019

VOYA INSTITUTIONAL PLAN SERVICES, LLC
By: /s/ Scott Stevens
Name: Scott Stevens
Title: Vice President
Date: March 1, 2019